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                                                                       EXHIBIT 1

                              ACCOUNTANTS' CONSENT

To:  The Board of Directors
     TransCanada PipeLines Limited

We consent to the inclusion in the Form 40-F of TransCanada PipeLines Limited for the fiscal year ended December 31, 2003 of our report dated February
23, 2004 relating to the consolidated balance sheets of TransCanada PipeLines Limited as at December 31, 2003 and 2002 and the related statements of consolidated income, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 2003.

We also consent to incorporation by reference of our report in the Post Effective Amendment No. 1 on Form F-9 dated May 30, 2003 to the Registration Statement (No. 333-101140) on Form F-10 dated November 12, 2002 of TransCanada PipeLines Limited.



/s/ KPMG LLP

Chartered Accountants

Calgary, Canada
March 15, 2004